Press Release:

New York - Phoenix India Acquisition Corp. [PXIA.OB, PXIAU.OB, PXIAW.OB] today announced that at a Special Meeting held on April 8, 2008, a majority of its stockholders voted in favor of the proposal to remove the blank check company restrictions from the Company's charter, thereby allowing the Company to continue its corporate existence.

Commenting on the stockholder actions, Ramesh Akella, President, said "We are pleased that our stockholders approved this proposal, which we believe is the best way to preserve the Company and create the most value for our stockholders. The Trustee of the Company's trust fund, American Stock Transfer & Trust Company, in accordance with its usual procedures, will distribute the trust fund proceeds on April 21, 2008, to the record holders of the Company's Common Stock as of April 20, 2008. The ex-dividend date for the distribution will be April 22, 2008. This distribution will not require any action on part of the shareholders. We believe that virtually all of the Company’s shares are held of record in "street name," which means that the cash distributions will be sent through the securities industry clearing system to stock brokerage and other financial firms for final distribution to beneficial owners of the stock. Shareholders should contact their financial advisors for details about the receipt and disposition of their share of the cash distribution."

Important Forward-Looking Statements Disclaimer
Any statements contained in this press release that do not describe historical facts may constitute forward looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995, including the intended trust distribution and Phoenix India Acquisition Corp.’s continued corporate existences and its plans for future operations, financings and acquisitions. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. These risks include but are not limited to (1) the ability of Phoenix India Acquisition Corp.’s to retain and attract talented executives and managers, (2) the ability of Phoenix to raise capital to fund ongoing operations (including the compliance cost of continuing to remain a public reporting company and compensation arrangements with employees), to fund the closing costs of any acquisition of an operating business, and potentially, to fund the working capital requirements of any operating business acquired by the Company, (3) the continued eligibility of Phoenix common stock to be quoted and traded on the OTC-BB, (4) the continued compliance of Phoenix with the reporting requirements applicable to a public company, (5) limitations and compliance costs that may be applicable to Phoenix if it is subject to classification as a "shell company" under the federal securities laws and/or Rule 419 of the Securities Act of 1933, (6) any difficulties or delays associated with the trust distribution, including possible creditor claims (of which the Company is not aware of any as of this date), and (7) the other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.